Exhibit 3.7(a)
CERTIFICATE OF FORMATION FILED IfltheOfflceofthe BEALL SUBSIDIARY, LLC of State of Texas JUN 272007 ARTICLE Corporations Section The entity being formed is a limited liability company. The name of the entity is Beau Subsidiary, LLC. ARTICLE II The initial registered agent is Capitol Corporate Services, Inc. The business address of the registered agent and the registered office address is 800 Brazos, Ste. 400, Austin, TX 78701. ARTICLE III The limited liability company will be governed by its members. The name and address of the initial members arc set forth below. Beall Investment Corporation, Inc., 1100 Westpark Way a Delaware corporation Euless, TX 76040 Beall Management, Inc., 1100 Westparlc Way a Texas corporation Euless, TX 76040 ARTICLE W The purpose for which the company is formed is for the transaction of any and all lawful purposes for which a limited liability company may be organized under the Texas Business Organizations Code. ARTICLE V The name and address of the organizer is Gregory T. Meeks, Esq., 1000 Louisiana, Suite 3400, Houston, Texas 77002-5011. EXECUTED this 27th day of June, 2007. 2L< T F4& Gregor”. &eelcs, Esq., authorized person HOUSTON 936326v2